NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries	Media

	Megan Meloni StemCells, Inc. (650) 475-3100, ext. 105	Tim Brons Vida Communication, Inc. (415) 675-7402

STEMCELLS, INC.’S PHASE I BATTEN TRIAL DATA FEATURED AT
AMERICAN ASSOCIATION OF NEUROLOGICAL SURGEONS ANNUAL MEETING

Dr. Nathan Selden to Highlight Positive Safety Profile to Date from the Trial and Ongoing Follow-Up Study

PALO ALTO, Calif., May 3, 2010 – StemCells, Inc. (NASDAQ: STEM) announced that Nathan Selden, M.D., Ph.D., F.A.C.S., F.A.A.P., will give a feature presentation today at the American Association of Neurological Surgeons (AANS) 2010 Annual Meeting, one of the leading forums for neurosurgeons from around the world to present and discuss cutting-edge research in the field. Dr. Selden was co-principal investigator of the Company’s Phase I clinical trial in neuronal ceroid lipofuscinosis (NCL, also often referred to as Batten disease), a fatal neurodegenerative disorder in children. In his presentation, Dr. Selden will summarize the positive safety data from the trial and will note that additional data from the ongoing long-term follow-up study continue to affirm the safety profile of the Company’s HuCNS-SC® cells.

“This Phase I trial was a very important first step toward finding a viable treatment and extending the life of children with this devastating disease,” remarked Dr. Selden. “Initial results regarding safety associated with the transplantation of a significant cell dose are certainly promising. Further investigation of HuCNS-SC cells is warranted for infantile and late-infantile NCL, as well as for exploring this cell therapy approach for other conditions of the central nervous system.” Dr. Selden is Campagna Professor of Pediatric Neurological Surgery and head of the Division of Pediatric Neurological Surgery at Oregon Health & Science University (OHSU) Doernbecher Children’s Hospital and OHSU School of Medicine.

The Phase I NCL trial was the first ever FDA-authorized clinical trial to use purified human neural stem cells as a potential therapeutic agent, and was designed primarily to evaluate the safety of the Company’s HuCNS-SC product candidate. The trial was completed in January 2009, and the results were submitted to the FDA in September 2009. The trial data demonstrated that the HuCNS-SC cells, the transplantation procedure, and the immunosuppression regimen were all well tolerated, and that the patients’ medical, neurological and neuropsychological conditions, following transplantation, appeared consistent with the normal course of the disease. A total of six patients in advanced stages of either infantile or late infantile NCL were enrolled and treated in the trial. One patient succumbed to the disease approximately 11 months post-transplant.

The five patients who completed the 12-month evaluation period prescribed in the trial protocol were subsequently enrolled in a separate four-year observational study. Thus far, data from this ongoing follow-up study show no evidence of serious adverse reactions directly associated with the HuCNS-SC cells or other safety concerns associated with the stem cell treatment. All five patients survived at least two years after being transplanted with HuCNS-SC cells, and magnetic resonance imaging (MRI) at the two-year post-transplant point reveal no signs of cyst or tumor formation. Two patients passed away at approximately 2.5 years and 3.4 years post-transplant, respectively, and these deaths are also believed to be due to progression of the underlying disease. The three surviving patients are now approximately 2.3 years, 2.7 years, and 3.0 years post-transplant, respectively.

“All of the families and patients involved with this clinical research should be recognized as true medical pioneers,” commented Stephen Huhn, MD, FACS, FAAP, vice president and head of the CNS program at StemCells, Inc. “Their courageous decision to participate in this groundbreaking trial has enabled us to advance the search for an effective treatment for NCL and other neurological disorders, and we owe them all an enormous debt of gratitude.”

Dr. Huhn added, “Given the very sick and fragile nature of the patients involved in this trial, we believe these safety observations are especially meaningful. The data we have gathered to date encourage us to continue our clinical development, and we are currently preparing for a second NCL trial.”

StemCells recently submitted a protocol to the FDA for initiation of a second clinical trial of its HuCNS-SC cells in NCL. The proposed new trial is designed to further assess the safety of HuCNS-SC cells in NCL, while also examining the ability of the cells to affect the progression of the disease. Because intervention prior to the final stages of the disease will likely be key to demonstrating a therapeutic benefit, the Company plans to enroll patients in its second trial who have less neuronal degeneration and brain atrophy.

About Neuronal Ceroid Lipofuscinosis (Batten Disease)

Neuronal ceroid lipofuscinosis (NCL) is a fatal neurodegenerative disorder that afflicts infants and young children. The disorder, often referred to as Batten disease, is caused by genetic mutations, and children who inherit the defective gene are unable to produce enough of an enzyme that processes cellular waste substances that accumulate in a part of cells known as the lysosome. Without the enzyme, the cellular waste builds up, and eventually the cells cannot function and die. Children with NCL appear healthy when born, but as their brain cells die, they begin to suffer seizures and progressively lose motor skills, sight and mental capacity. Eventually, they become blind, bedridden and unable to communicate or function independently. There currently is no effective treatment for the disease. The infantile and late infantile forms of NCL are caused by different genetic mutations. As the names imply, the two forms begin to afflict patients at different stages of infancy, but both have similar disease progression and outcomes.

About HuCNS-SC Cells

StemCells’ lead product candidate, HuCNS-SC cells, is a highly purified composition of human neural stem cells that are expanded and stored as banks of cells. The Company’s preclinical research has shown that HuCNS-SC cells can be directly transplanted in the central nervous system. The transplanted cells are able to engraft, migrate, differentiate into neurons and glial cells, and possess the ability to survive for as long as one year with no sign of tumor formation or adverse effects. These findings show that HuCNS-SC cells, when transplanted, behave like normal stem cells, suggesting the possibility of a continual replenishment of normal human neural cells.

In addition to its clinical development of HuCNS-SC cells in NCL, the Company is currently conducting a Phase I trial using these cells as a potential treatment for Pelizaeus-Merzbacher Disease (PMD), a fatal myelination disorder in children. HuCNS-SC cells are also in preclinical development for other central nervous system disorders, including retinal degenerative diseases, such as age-related macular degeneration and retinitis pigmentosa, and spinal cord injury.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of stem cell therapeutics and enabling technologies for use in stem cell-based research and drug discovery. In its cellular medicine programs, StemCells is targeting diseases of the central nervous system and liver. StemCells’ lead product candidate, HuCNS-SC cells (purified human neural stem cells), is in clinical development for the treatment of two fatal neurodegenerative disorders that primarily affect young children. StemCells also markets specialty cell culture products under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and development. The Company has exclusive rights to approximately 55 issued or allowed U.S. patents and over 200 granted or allowed non-U.S. patents. Further information about StemCells is available at www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the success of the Phase I clinical trial in NCL, the safety and tolerability of the HuCNS-SC cells, the surgical procedure and the immunosuppression, the Company’s plans to pursue future clinical development of HuCNS-SC cells as a potential treatment for infantile and late infantile NCL, the potential for HuCNS-SC cells to produce the missing enzyme in NCL and keep the patient’s own neurons intact and functioning, the potential for the Company’s therapies to treat NCL and other neurodegenerative diseases, the future business operations of the Company, the prospects associated with conducting future clinical trials for NCL, the potential for its cell-based therapeutics to treat diseases or disorders, and its ability to conduct clinical trials as well as its research and product development efforts. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of NCL or any other disease; uncertainty as to whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in NCL, PMD or in future clinical trials of proposed therapies for other diseases or conditions given the novel and unproven nature of the Company’s technologies; uncertainties about the design of this and other future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue this and other future clinical trials in NCL, PMD or in proposed therapies for other diseases or conditions; uncertainties regarding the Company’s ability to commercialize a therapeutic product and its ability to successfully compete with other products on the market; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty as to whether HuCNS-SC and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; and the increased risks associated with commercializing future cell-based therapeutics, including the potential for product liability claims; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

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